                                                               EXHIBIT 11.1

                             USWEB CORPORATION

                     CALCULATION OF NET LOSS PER SHARE

                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                         HISTORICAL (1)       PRO FORMA (1)
                                        ------------------  ------------------
                                           YEAR ENDED          YEAR ENDED
                                          DECEMBER 31,        DECEMBER 31,
                                        ------------------  ------------------
                                          1997      1996      1997      1996
                                        --------  --------  --------  --------
Net loss............................... $(58,336) $(13,808) $(84,939) $(57,069)
                                        --------  --------  --------  --------
Weighted average common shares out-
 standing..............................    6,828     1,334     8,913     4,725
Shares deemed outstanding under stock
 bonus arrangements for employees of
 acquired companies....................      484       --      1,658     1,450
                                        --------  --------  --------  --------
Total weighted average common shares
 outstanding...........................    7,312     1,334    10,571     6,175
                                        ========  ========  ========  ========
Basic and diluted net loss per share... $  (7.98) $ (10.35) $  (8.04) $  (9.24)
                                        ========  ========  ========  ========

---------------------

(1) See computations of historical and pro forma net loss per share in Note 2 to the Consolidated Financial Statements.